(714) 668-6200


May 14, 2003                                               24528.71997


Hycor Biomedical Inc.
7272 Chapman Avenue
Garden Grove, California  92841

Re:   Hycor Biomedical Inc.
      2001 Stock Option Plan
      Registration Statement on Form S-8
      ----------------------------------

Ladies and Gentlemen:

      We are furnishing this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 1,000,000 shares of Hycor Biomedical Inc.'s (the "Company") common stock, par value $0.01 per share (the "Common Stock"), issuable pursuant to the exercise of options granted under the Company's 2001 Stock Option Plan (the "Plan").

      We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 1,000,000 shares covered by such Registration Statement, when issued in accordance with the terms of the Plan and the prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,





/s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP